SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)

                                   ASA Limited
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G3156P103
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Andrew Pegge
                             Laxey Partners Limited
                                 The Old Chapel
                                     Onchan
                               Isle of Man IM3 INA
                                 +44 1624 690900

                                 With a copy to:

                              Marc Weingarten, Esq.
                              David Rosewater, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 756-2000
 -------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 19, 2008
 -------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of This Statement)


            If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

            NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 2 of 20 Pages)

--------------------------

* The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D                PAGE 3 OF 20 PAGES
------------------------------                   ------------------------------


-------------------------------------------------------------------------------
         1    NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              LAXEY INVESTORS LIMITED
              NO I.R.S. IDENTIFICATION NO.
---------------------------------------------------------------------------
         2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                   (b) [ ]
---------------------------------------------------------------------------
         3    SEC USE ONLY
---------------------------------------------------------------------------
         4    SOURCE OF FUNDS*

              WC
---------------------------------------------------------------------------
         5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
              TO ITEM 2(d) or 2(e)                                     [ ]

---------------------------------------------------------------------------
         6    CITIZENSHIP OR PLACE OF ORGANIZATION

              BRITISH VIRGIN ISLANDS
---------------------------------------------------------------------------
                          7    SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                8    SHARED VOTING POWER
 SHARES
BENEFICIALLY                                109,434
  OWNED BY            ---------------------------------------------------------
    EACH                  9    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                                            109,434
-------------------------------------------------------------------------------
         11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              109,434
-------------------------------------------------------------------------------
         12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*
                                                                 [X]
-------------------------------------------------------------------------------
         13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.1%
-------------------------------------------------------------------------------
         14   TYPE OF REPORTING PERSON*

              CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D                PAGE 4 OF 20 PAGES
------------------------------                   ------------------------------


-------------------------------------------------------------------------------
         1    NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              THE VALUE CATALYST FUND LIMITED
              NO I.R.S. IDENTIFICATION NO.
---------------------------------------------------------------------------
         2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                   (b) [ ]

---------------------------------------------------------------------------
         3    SEC USE ONLY

---------------------------------------------------------------------------
         4    SOURCE OF FUNDS*

              WC
---------------------------------------------------------------------------
         5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)                                     [ ]

---------------------------------------------------------------------------
         6    CITIZENSHIP OR PLACE OF ORGANIZATION

              CAYMAN ISLANDS
---------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
                  ---------------------------------------------------------
 NUMBER OF                      8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                            109,290
  OWNED BY        ---------------------------------------------------------
    EACH                        9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                             -0-
                  ---------------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        109,290
---------------------------------------------------------------------------
         11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

              109,290
---------------------------------------------------------------------------
         12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*
                                                                        [X]
---------------------------------------------------------------------------
         13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              1.1%
---------------------------------------------------------------------------
         14   TYPE OF REPORTING PERSON*

              CO
---------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D                PAGE 5 OF 20 PAGES
------------------------------                   ------------------------------


-------------------------------------------------------------------------------
         1     NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               LAXEY UNIVERSAL VALUE, L.P.
               NO I.R.S. IDENTIFICATION NO.
----------------------------------------------------------------------------
         2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                    (b) [ ]

----------------------------------------------------------------------------
         3     SEC USE ONLY

----------------------------------------------------------------------------
         4     SOURCE OF FUNDS*

               WC
----------------------------------------------------------------------------
         5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                    [ ]

----------------------------------------------------------------------------
         6     CITIZENSHIP OR PLACE OF ORGANIZATION

               DELAWARE
----------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                         -0-
                   ---------------------------------------------------------
 NUMBER OF              8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                             89,640
  OWNED BY         ---------------------------------------------------------
    EACH                9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                              -0-
                   ---------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                         89,640
----------------------------------------------------------------------------
         11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               89,640
----------------------------------------------------------------------------
         12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*
                                                                         [X]
----------------------------------------------------------------------------
         13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.9%
----------------------------------------------------------------------------
         14    TYPE OF REPORTING PERSON*

               PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D                PAGE 6 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1     NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               LAXC LIMITED
               NO I.R.S. IDENTIFICATION NO.
----------------------------------------------------------------------------
         2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                    (b) [ ]

----------------------------------------------------------------------------
         3     SEC USE ONLY

----------------------------------------------------------------------------
         4     SOURCE OF FUNDS*

               WC
----------------------------------------------------------------------------
         5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
               TO ITEMS 2(d) or 2(e)                                     [ ]

----------------------------------------------------------------------------
         6     CITIZENSHIP OR PLACE OF ORGANIZATION

               BRITISH VIRGIN ISLANDS
----------------------------------------------------------------------------
                        7       SOLE VOTING POWER

                                         -0-
                   ---------------------------------------------------------
 NUMBER OF              8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                             52,049
  OWNED BY         ---------------------------------------------------------
    EACH                9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                              -0-
                   ---------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                         52,049
----------------------------------------------------------------------------
         11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               52,049
----------------------------------------------------------------------------
         12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*
                                                                         [X]
----------------------------------------------------------------------------
         13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.5%
----------------------------------------------------------------------------
         14    TYPE OF REPORTING PERSON*

               CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D                PAGE 7 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LEAF LIMITED
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                11,899
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            11,899
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  11,899
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.1%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D                PAGE 8 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LP ALTERNATIVE, L.P.
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                67,480
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            67,480
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  67,480
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.7%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D                PAGE 9 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LEAF, L.P.
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                7,590
  OWNED BY            ---------------------------------------------------------
    EACH                  9        SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER

                                            7,590
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  7,590
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.1%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 10 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ALTMA SICAV PLC IN RESPECT OF GARDINER SUB-FUND
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  OO
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  MALTA
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                116,479
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            116,479
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  116,479
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.2%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 11 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  SPRUGOS INVESTMENTS XII, L.L.C.
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                94,190
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            94,190
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  94,190
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.0%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  OO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 12 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LAXEY INVESTORS, LP
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                11,056
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            11,056
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  11,056
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.1%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 13 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LP VALUE LTD
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  WC
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                74,418
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            74,418
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  74,418
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.8%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 14 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  LAXEY PARTNERS LIMITED
                  NO I.R.S. IDENTIFICATION NO.
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  AF
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  ISLE OF MAN
-------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                743,525
  OWNED BY            ---------------------------------------------------------
    EACH                  9        SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER

                                            743,525
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  743,525
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  7.7%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  IA
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 15 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  COLIN KINGSNORTH
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  AF
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED KINGDOM
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                743,525
  OWNED BY            ---------------------------------------------------------
    EACH                   9       SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            743,525
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  743,525
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  7.7%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 16 OF 20 PAGES
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  ANDREW PEGGE
-------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
         3        SEC USE ONLY

-------------------------------------------------------------------------------
         4        SOURCE OF FUNDS*

                  AF
-------------------------------------------------------------------------------
         5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEMS 2(d) or 2(e)                                     [ ]

-------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED KINGDOM
-------------------------------------------------------------------------------
                           7       SOLE VOTING POWER

                                            -0-
                      ---------------------------------------------------------
 NUMBER OF                 8       SHARED VOTING POWER
  SHARES
BENEFICIALLY                                743,525
  OWNED BY            ---------------------------------------------------------
    EACH                   9        SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                                 -0-
                      ---------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                            743,525
-------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                  743,525
-------------------------------------------------------------------------------
         12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*
                                                                            [X]
-------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  7.7%
-------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                  IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 17 OF 20 PAGES
------------------------------                   ------------------------------


     The Schedule 13D filed on November 23, 2007, as amended by Amendment No.1 filed on February 6, 2008 (the "Schedule 13D") by Laxey Investors Limited, a British Virgin Islands company ("LIL"), The Value Catalyst Fund Limited, a Cayman Islands company ("Catalyst"), Laxey Universal Value, L.P., a Delaware limited partnership ("LUV"), LAXC Limited, a British Virgin Islands company ("LAXC"), Leaf Limited, a British Virgin Islands company, ("LEAF"), LP Alternative, L.P., a Delaware limited partnership ("LPALP"), Leaf, L.P., a Delaware limited partnership ("LEAFLP"), Laxey Investors, LP, a Delaware limited partnership ("LLP"), LP Value Ltd, a British Virgin Islands company ("LPV", and collectively with LIL, VCF, LUV, LAXC, LEAF, LPALP, LEAFLP and LLP, the "Funds"), Altma Sicav Plc (in respect of Gardiner Sub-Fund), a Malta company ("Altma"), Sprugos Investments XII, L.L.C., a Delaware limited liability company ("SPRUGOS", and collectively with Altma, the "Accounts"), Laxey Partners Limited, an Isle of Man company ("Laxey"), Colin Kingsnorth, a British citizen ("Kingsnorth"), and Andrew Pegge, a British citizen ("Pegge", and collectively with the Funds, the Accounts, Laxey and Kingsnorth, the "Reporting Persons"), relating to the shares ("Shares") of common stock, par value $1.00 per share, of ASA Limited (the "Issuer"), is hereby amended as set forth below by this Amendment No.2 to the Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration

     The second sentence of Item 3 of the Schedule 13D is hereby amended as follows:

     A total of approximately $51,113,345 was paid to acquire such Shares.

Item 5.  Interest in Securities of the Issuer

     Paragraphs (a) and (c) of Item 5 of the Schedule 13D are hereby amended as follows:

     (a) The Reporting Persons beneficially own 743,525 Shares, constituting approximately 7.7% of the Shares outstanding.

     The aggregate percentage of Shares beneficially owned by the Reporting Persons is based upon 9,600,000 Shares outstanding, which is the total number of Shares outstanding as reported in the Issuer's Definitive Proxy Statement, filed with the Securities and Exchange Commission on January 30, 2008.

     (c) Information concerning transactions in the Shares effected by the Reporting Persons since the filing of Amendment No.1 to the Schedule 13D is set forth in Appendix A hereto and is incorporated herein by reference.

Item 6. Contracts, Arrangements Understandings or Relationships with Respect to Securities of the Issuer

     The third sentence of the first paragraph of Item 6 is hereby amended as follows:

     In addition to the Shares that they beneficially own without reference to these contracts, the Reporting Persons currently have long economic exposure to 241,961 Shares through such contracts, and no short economic exposure to any Shares through such contracts.

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 18 OF 20 PAGES
------------------------------                   ------------------------------

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   February 21, 2008



                                                LAXEY PARTNERS LIMITED



                                                BY: /s/ Andrew Pegge
                                                -------------------------------
                                                Name:  Andrew Pegge
                                                Title: Authorized Signatory

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 19 OF 20 PAGES
------------------------------                   ------------------------------

                                   APPENDIX A

                   TRANSACTIONS IN THE SHARES EFFECTED BY THE
    REPORTING PERSONS SINCE THE FILING OF AMENDMENT NO.1 TO THE SCHEDULE 13D (UNLESS OTHERWISE STATED, ALL TRANSACTIONS WERE EFFECTED IN THE OPEN MARKET)

Catalyst

Date of Trade            Shares Purchased (Sold)            Price per Share
-------------            -----------------------            ---------------
02/05/2008                         6,351                         $77.15
02/07/2008                         4,520                          77.71
02/11/2008                         2,016                          78.67
02/13/2008                         1,260                          79.36
02/14/2008                         8,110                          80.60
02/15/2008                         2,433                          79.85
02/19/2008                        17,720                          82.24
02/20/2008                         9,124                          82.84


LAXC

Date of Trade            Shares Purchased (Sold)            Price per Share
-------------            -----------------------            ---------------
02/05/2008                         1,927                         $77.15
02/07/2008                         1,371                          77.71
02/11/2008                           612                          78.67
02/13/2008                           382                          79.36
02/14/2008                         2,461                          80.60
02/15/2008                           738                          79.85
02/19/2008                         5,377                          82.24
02/20/2008                         2,768                          82.84


LEAF

Date of Trade            Shares Purchased (Sold)            Price per Share
-------------            -----------------------            ---------------
02/05/2008                           280                         $77.15
02/07/2008                           240                          77.71
02/14/2008                           693                          80.60
02/15/2008                           208                          79.85
02/19/2008                         1,515                          82.24
02/20/2008                           780                          82.84


LPALP

Date of Trade            Shares Purchased (Sold)            Price per Share
-------------            -----------------------            ---------------
02/05/2008                         1,859                         $77.15
02/07/2008                         1,323                          77.71
02/11/2008                           590                          78.67
02/13/2008                           369                          79.36
02/14/2008                         2,374                          80.60
02/15/2008                           712                          79.85
02/19/2008                         5,187                          82.24
02/20/2008                         2,671                          82.84

------------------------------                   ------------------------------
CUSIP NO.  G3156P103             SCHEDULE 13D               PAGE 20 OF 20 PAGES
------------------------------                   ------------------------------


LPV

Date of Trade            Shares Purchased (Sold)            Price per Share
-------------            -----------------------            ---------------
02/05/2008                         4,983                         $77.15
02/07/2008                         3,546                          77.71
02/11/2008                         1,582                          78.67
02/13/2008                           989                          79.36
02/14/2008                         6,362                          80.60
02/15/2008                         1,909                          79.85
02/19/2008                        13,901                          82.24
02/20/2008                         7,157                          82.84